EXHIBIT (A)(4)
                          LIMITED PARTNERSHIP AGREEMENT

                                       OF

                            PW _______________, L.P.


                           Dated as of ________, 1998

                                TABLE OF CONTENTS

                                                                        PAGE

ARTICLE I             General Provisions

   Sec. 1.01.         Partnership Name and Address....................... 1
   Sec. 1.02.         Fiscal Year........................................ 1
   Sec. 1.03.         Liability of Partners.............................. 1
   Sec. 1.04.         Purposes of Partnership............................ 1
   Sec. 1.05.         Assignability of Interest.......................... 3

ARTICLE II            Management of the Partnership

   Sec. 2.01.         Management Generally............................... 3
   Sec. 2.02.         Authority of the General Partner................... 3
   Sec. 2.03.         Reliance by Third Parties.......................... 4
   Sec. 2.04.         Activity of the General Partner.................... 4
   Sec. 2.05.         Exculpation........................................ 5
   Sec. 2.06.         Management Fee; Payment of Certain
                      Costs and Expenses................................. 5

ARTICLE III           Capital Accounts of Partners and Operation Thereof

   Sec. 3.01.         Definitions........................................ 6
   Sec. 3.02.         Capital Contributions.............................. 7
   Sec. 3.03.         Capital Accounts................................... 7
   Sec. 3.04.         Partnership Percentages............................ 7
   Sec. 3.05.         Allocation of Net Capital Appreciation
                      or Net Capital Depreciation........................ 7
   Sec. 3.06.         Valuation of Assets................................ 9
   Sec. 3.07.         Liabilities........................................ 9
   Sec. 3.08.         Allocation for Tax Purposes........................ 9
   Sec. 3.09.         Determination by Limited Partner of
                      Certain Matters.................................... 9
   Sec. 3.10.         Adjustments to Take Account of Interim
                      Year Events........................................ 9

ARTICLE IV            Withdrawals and Distributions of Capital

   Sec. 4.01.         Withdrawals and Distributions in General........... 9
   Sec. 4.02.         Withdrawals........................................ 10
   Sec. 4.03.         Limitation on Withdrawals.......................... 10
   Sec. 4.04.         Distributions...................................... 10

ARTICLE V             Admission of New Partners

   Sec. 5.01.         New Partners....................................... 11

ARTICLE VI            Withdrawal, Bankruptcy or Dissolution

   Sec. 6.01.         Withdrawal, Bankruptcy or Dissolution.............. 11
   Sec. 6.02.         Limitations on Withdrawal of Capital Account....... 11

ARTICLE VII           Duration and Termination of Partnership

   Sec. 7.01.         Duration........................................... 11
   Sec. 7.02.         Termination........................................ 11

ARTICLE VIII          Tax Returns; Reports to Partners

   Sec. 8.01.         Independent Auditors............................... 12
   Sec. 8.02.         Filing of Tax Returns.............................. 12
   Sec. 8.03.         Tax Matters Partner................................ 12
   Sec. 8.04.         Reports to Partners................................ 12
   Sec. 8.05.         Tax Reports to Partners............................ 13

ARTICLE IX            Representations and Covenants

   Sec. 9.01.         Investment Adviser................................. 13
   Sec. 9.02.         Investment Representation.......................... 14
   Sec. 9.03.         Performance and Other Data......................... 14
   Sec. 9.04.         No Assignment...................................... 15
   Sec. 9.05.         Ownership of Records............................... 15
   Sec. 9.06.         Reports to Limited Partner......................... 15
   Sec. 9.07.         Access and Additional Information.................. 15

ARTICLE X             Miscellaneous

   Sec. 10.01.        General............................................ 16
   Sec. 10.02.        Amendments to Partnership Agreement................ 16
   Sec. 10.03.        Choice of Law...................................... 16
   Sec. 10.04.        Adjustment of Basis of Partnership Property........ 16
   Sec. 10.05.        Notices............................................ 16
   Sec. 10.06.        Goodwill........................................... 17
   Sec. 10.07.        Headings........................................... 17
   Sec. 10.08.        Pronouns........................................... 17

                        LIMITED PARTNERSHIP AGREEMENT OF

                             PW ______________, L.P.

                           Dated as of ________, 1998

          The undersigned (herein called the "Partners") hereby agree to form and hereby form, as of the date and year first above written, a limited partnership (herein called the "Partnership"), pursuant to the provisions of the Delaware Revised Uniform Limited Partnership Act (6 DEL. C. ss. 17-101 ET SEQ.) (the "Act"), which shall be governed by, and operated pursuant to, the terms and provisions of this Limited Partnership Agreement (herein called the "Agreement").

                                    ARTICLE I

                               General Provisions

          Sec. 1.01. PARTNERSHIP NAME AND ADDRESS. The name of the Partnership is PW ________________, L.P. Its principal office is located at ___________________ _________________________, or at such other location as the
General Partner (as hereinafter defined) in the future may designate. The General Partner shall promptly notify the Limited Partner (as hereinafter defined) of any change in the Partnership's address.

          Sec. 1.02. FISCAL YEAR. The fiscal year of the Partnership (herein called the "fiscal year") shall end on December 31 of each calendar year.

          Sec. 1.03. LIABILITY OF PARTNERS. The sole general partner of the Partnership (the "General Partner") is ________________________, a ____________________. The sole limited partner of the Partnership is PW After-Tax Equity Partners, L.P. (the "Limited Partner"). The amount of each Partner's capital contributions to the Partnership (each herein called a "Capital Contribution") shall be set forth in the books and the records of the Partnership, a copy of which shall be maintained at the Partnership's principal office (as set forth in Sec. 1.01).

          The General Partner shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership.

          The Limited Partner shall be liable for the repayment and discharge of debts and obligations of the Partnership to the extent provided under the Act.

          Sec. 1.04. PURPOSES OF PARTNERSHIP. The Partnership is organized for the purpose of realizing capital appreciation by investing in Securities (as defined in the last paragraph of this Sec. 1.04) (i) substantially in accordance with the investment strategies used by [name of GP's fund] (the "GP Fund"), as described in Annex A hereto, it being understood that the General Partner shall employ a tax-efficient investment management approach with respect to the Partnership's investments; (ii) in compliance with the requirements of the Investment Company Act of 1940 and the rules and regulations promulgated thereunder (the "1940 Act"), as if the assets of the Partnership were all of the assets of the Limited Partner; and (iii) in a manner consistent with the investment objectives, policies and restrictions of the Limited Partner as described in the Offering Materials (as defined in Sec. 9.03(d)) as the same may be amended from time to time and in accordance with such other procedures and restrictions as may be specified by the Limited Partner (the matters referred to in clauses (i), (ii) and (iii), hereafter, the "Applicable Requirements").

          Subject to the foregoing, the Partnership shall have the authority to engage in all activities and transactions as the General Partner may deem necessary or advisable in connection therewith, including, without limitation:

          (a) to invest and trade, on margin or otherwise, in Securities;

          (b) to possess, transfer, mortgage, pledge or otherwise deal in, and to exercise all rights, powers, privileges and other incidents of ownership or possession with respect to, Securities and other property and funds held or owned by the Partnership;

          (c) to acquire a long position or a short position with respect to any Security and to make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

          (d) to purchase Securities and hold them for investment;

          (e) to lend, with such security as is appropriate and customary under the circumstances, any of the Securities, funds or other properties of the Partnership and, from time to time without limit as to amount, borrow or raise funds and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Partnership; and

          (f) to do such other acts as the General Partner may deem necessary or advisable in connection with the maintenance of the Partnership.

          Notwithstanding the foregoing, the General Partner (i) shall not engage any personnel on behalf of the Partnership without the prior written consent of the Limited Partner in its sole discretion; (ii) shall engage Schulte Roth & Zabel LLP, Stroock & Stroock & Lavan LLP, Ernst & Young LLP, PNC Bank NA and PFPC Inc. as attorneys, accountants, custodian and administrator (the "Administrator") for the Partnership, or such other firms as the Limited Partner shall from time to time direct; and (iii) shall enter into such custodial arrangements regarding the Securities and agreements with service providers as the Limited Partner shall direct.

          For purposes of this Agreement, the term "Securities" shall include
-----------------------------------------------------.

          Sec. 1.05. ASSIGNABILITY OF INTEREST. Neither Partner may, without the prior written consent of the Limited Partner in its sole discretion, (i) sell, pledge, assign, transfer or otherwise dispose of (collectively, "Transfer") its interest in the Partnership in whole or in part to any person, or (ii) substitute for itself as a Partner any other person. Any attempted transfer or substitution not made in accordance with this Sec. 1.05 shall be void. Without limiting the generality of the foregoing, in the event of any Transfer or other transaction by the General Partner or event affecting the General Partner that would be deemed an "assignment" (as such term is defined by the 1940 Act) with respect to the Partnership for purposes of Section 15(a) of the 1940 Act, the General Partner agrees to pay, or reimburse the Partnership for, all costs of the Partnership and the Limited Partner incurred in connection with the approval of new investment advisory arrangements as may be necessary under Section 15 of the 1940 Act as a result of such Transfer.

                                   ARTICLE II

                          Management of the Partnership

          Sec. 2.01. MANAGEMENT GENERALLY. Except as otherwise expressly set forth herein, the management of the Partnership shall be vested exclusively in the General Partner, and the General Partner may not delegate or assign any of its duties or authority in connection with the management of the Partnership without the prior written consent of the Limited Partner. Except as authorized by the General Partner or as otherwise expressly set forth herein, the Limited Partner shall have no part in the management of the Partnership, and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

          Sec. 2.02. AUTHORITY OF THE GENERAL PARTNER. The General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership set forth in Sec. 1.04 (subject to the limitations therein set forth or referred to), and to perform all acts and enter into and perform all contracts and other undertakings which the General Partner may deem necessary or advisable or incidental thereto, including (subject to such limitations) the power to:

          (a) open, maintain and close accounts, including margin accounts, with brokers (provided that if such broker is affiliated with the General or Limited Partner or a person controlling, controlled by or under common control with them (an "Affiliate") then only with the prior written consent of the Limited Partner in its sole discretion and subject to such procedures as the Limited Partner may specify), which power shall include the authority to issue all instructions and authorizations to brokers regarding the Securities and/or money therein; to pay, or authorize the payment and reimbursement of, brokerage commissions that may be in excess of the lowest rates available that are paid to brokers who execute transactions for the account of the Partnership and who provide supplemental research, market and statistical information, provided that any use of "soft dollars" by the General Partner falls within the safe harbor for the use of soft dollars under Section 28(e) of the Securities and Exchange Act of 1934, as amended, and the Partnership does not pay a rate of commissions in excess of what is competitively available from comparable brokerage firms for comparable services, taking into account various factors, including commission rates, financial responsibility and strength of the broker and ability of the broker to efficiently execute transactions;

          (b) open, maintain and close accounts with banks, including banks located outside the United States, and draw checks or other orders for the payment of monies, subject to the direction of the Limited Partner as to custodial arrangements;

          (c) lend, with such security as is appropriate and customary under the circumstances, any Securities, funds or other properties of the Partnership and borrow or raise funds and secure the payment of obligations of the Partnership by pledges or hypothecation of all or any part of the property of the Partnership, in each case in accordance with such procedures as may be specified by the Limited Partner;

          (d) do any and all acts on behalf of the Partnership, and exercise all rights of the Partnership, with respect to its interest in any person, including, without limitation, the voting of Securities, participation in arrangements with creditors, the institution and settlement or compromise of suits and administrative proceedings and other like or similar matters;

          (e) combine purchase or sale orders on behalf of the Partnership with orders for other accounts to whom the General Partner or any of the General Partner's Affiliates provides investment advisory services ("Other Accounts") and allocate the securities or other assets so purchased or sold, on an average price basis, among such accounts;

          (f) enter into arrangements with brokers to open "average price" accounts wherein orders placed during a trading day are placed on behalf of the Partnership and Other Accounts and are allocated among such accounts using an average price; and

          (g) provide research and analysis and direct the formulation of investment policies and strategies for the Partnership.

          All activities of the General Partner under this Sec. 2.02 shall be provided in compliance with the Applicable Requirements.

          Sec. 2.03. RELIANCE BY THIRD PARTIES. Persons dealing with the Partnership are entitled to rely upon a certificate of the General Partner to the effect that the General Partner is acting upon the power and authority of the General Partner as herein set forth.

          Sec. 2.04. ACTIVITY OF THE GENERAL PARTNER. The General Partner shall devote so much of its time to the affairs of the Partnership as in the judgment of the General Partner the conduct of the Partnership's business shall reasonably require, and the General Partner shall not be obligated to do or perform any act or thing in connection with the business of the Partnership not expressly set forth herein. Nothing contained in this Sec. 2.04 shall be deemed to preclude the General Partner from exercising investment responsibility with respect to its own account or the account of any other client, from engaging directly or indirectly in any other business, or from directly or indirectly purchasing, selling, holding or otherwise dealing with any Securities for the account of any such other business, for its own account, or for the account of any other client, PROVIDED, HOWEVER, that notwithstanding the foregoing, the General Partner and its Affiliates shall comply with (i) the Joint Code of Ethics of the Limited Partner that has been or will be adopted pursuant to Rule 17j-1 under the 1940 Act (the "Joint Code"), as the Joint Code may be amended from time to time, and (ii) the Applicable Requirements.

          The Limited Partner shall not, by reason of being a partner in the Partnership, have any right to participate in any manner in any profits or income earned or derived by or accruing to the General Partner from the conduct of any business other than the business of the Partnership or from any transaction in Securities effected by the General Partner for any account other than that of the Partnership.

          Sec. 2.05. EXCULPATION. The General Partner shall not be liable for any action taken, omitted or suffered to be taken by it in its reasonable judgment, in good faith and believed by it to be authorized or within the discretion or rights or powers conferred upon it hereunder, or in accordance with specific directions from the Limited Partner; provided that the General Partner shall not be relieved from any liability arising from its own willful misconduct, bad faith, gross negligence or reckless disregard of its duties under this Agreement, or arising from its breach of any of its duties or obligations under this Agreement.

          Notwithstanding any of the foregoing to the contrary, the provisions of this Section 2.05 shall not be construed to provide for the exculpation of the General Partner for any liability (including liability under federal securities law which, under certain circumstances, impose liability on persons that act in good faith), to the extent that such exculpation would be in violation of applicable law, but shall be construed so as to effectuate the provisions of this Sec. 2.05 to the fullest extent permitted by law.

          Sec. 2.06. MANAGEMENT FEE; PAYMENT OF CERTAIN COSTS AND EXPENSES. The Partnership shall pay to the General Partner in arrears, on the last day of each fiscal quarter, a fee for management services for that quarter (the "Management Fee"), equal to _____% of the Limited Partner's average month-end Capital Account for that quarter (___% annualized). If the Partnership terminates prior to the end of the quarter, a pro rata portion of the Management Fee, calculated for the period from the beginning of the quarter through the termination date, will be paid to the General Partner.

          In consideration for the Management Fee, the General Partner shall bear the expenses of the Partnership of the same nature as the General Partner and its Affiliates are required to bear pursuant to the [Agreement of Limited Partnership] of the GP Fund and will provide the Partnership with the same services as the General Partner and its Affiliate provides to the GP Fund. The Partnership will bear all of its other expenses. To the extent that the General Partner pays for expenses which are to be borne by the Partnership, the General Partner shall be entitled to be reimbursed therefor.

          The calculation of the amount of any Management Fee payable under this Sec. 2.06 shall be determined by the Administrator.

                                   ARTICLE III

                          Capital Accounts of Partners
                              and Operation Thereof

          Sec. 3.01. DEFINITIONS. For the purposes of this Agreement, unless the context otherwise requires:

          (a) The term "Accounting Period" shall mean the following periods: The initial Accounting Period shall commence upon the initial opening of the Partnership. Each subsequent Accounting Period shall commence immediately after the close of the next preceding Accounting Period. Each Accounting Period hereunder shall close at the close of business on the first to occur of (i) the last day of each fiscal quarter of the Partnership, (ii) the date immediately prior to the effective date of the admission of a new partner pursuant to Sec. 5.01, (iii) the date immediately prior to the effective date of the increase in a Partner's Capital Account as a result of an additional Capital Contribution pursuant to Sec. 3.02, (iv) the effective date of any withdrawal or distribution pursuant to Articles IV or VI hereof or (v) the date when the Partnership shall dissolve.

          (b) The term "Beginning Value" shall mean, with respect to any Accounting Period, the value of the Partnership's Net Assets at the beginning of such Accounting Period (after giving effect to Capital Contributions).

          (c) The term "Ending Value" shall mean, with respect to any Accounting Period, the value of the Partnership's Net Assets at the end of such Accounting Period (before giving effect to withdrawals and distributions and the payment of the Management Fee pursuant to Sec. 2.06 hereof and after deducting any dividends or interest paid on cash assets, including cash assets invested in money market funds or held in bank or brokerage accounts).

          (d) The term "Net Assets" shall mean the excess of the Partnership's assets over the Partnership's liabilities.

          (e) The term "Net Capital Appreciation" shall mean, with respect to any Accounting Period, the excess, if any, of the Ending Value for such Accounting Period over the Beginning Value for such Accounting Period and, with respect to any fiscal year of the Partnership or other period used to determine an Incentive Allocation (as defined in Sec. 3.05(b)), the excess, if any, of the aggregate Net Capital Appreciation for such period over the aggregate Net Capital Depreciation for such period.

          (f) The term "Net Capital Depreciation" shall mean, with respect to any Accounting Period, the excess, if any, of the Beginning Value for such Accounting Period over the Ending Value for such Accounting Period and, with respect to any fiscal year of the Partnership or other period used to determine an Incentive Allocation (as defined in Sec. 3.05(b)), the excess, if any, of the aggregate Net Capital Depreciation for such period over the aggregate Net Capital Appreciation for such period.

          Sec. 3.02. CAPITAL CONTRIBUTIONS. Each Partner has made a contribution to the capital of the Partnership in the amount set forth below such Partner's name on the signature page hereof (herein called the "Initial Capital Contribution"). The Limited Partner may make additional Capital Contributions to the Partnership at the beginning of any month.

          Sec. 3.03. CAPITAL ACCOUNTS. A capital account (herein called a "Capital Account") shall be established on the books of the Partnership for each Partner. The Capital Account of each Partner shall be in an amount equal to such Partner's Initial Capital Contribution, adjusted as hereinafter provided. At the beginning of each Accounting Period, the Capital Account of each Partner shall be increased by the amount of any Capital Contributions to the Partnership made by such Partner as of the first day of such Accounting Period. At the end of each Accounting Period, the Capital Account of each Partner shall be (i) increased or decreased by the amount credited or debited to the Capital Account of such Partner pursuant to Sec. 3.05, (ii) increased by such Partner's proportionate share (based upon such Partner's Partnership Percentage) of any interest or dividends paid on cash assets or money market investments during such Accounting Period, and (iii) decreased by the amount of any withdrawals made by such Partner pursuant to Sec. 4.02 or any distributions made to such Partner pursuant to Sec. 4.04. At the end of each fiscal quarter, the Capital Account of the Limited Partner shall be decreased by the amount of the Management Fee determined with respect to the Limited Partner's Capital Account.

          Sec. 3.04. PARTNERSHIP PERCENTAGES. There shall be determined for each Accounting Period the "Partnership Percentage" of each Partner.

          The Partnership Percentage shall be determined for each Partner for each Accounting Period by dividing the amount of such Partner's Capital Account by the aggregate Capital Accounts of the Partners as of the beginning of such Accounting Period. The sum of the Partnership Percentages shall equal 100 per cent.

          Sec. 3.05. ALLOCATION OF NET CAPITAL APPRECIATION OR NET CAPITAL DEPRECIATION.

          (a) At the end of each Accounting Period, the Capital Account of each Partner for such Accounting Period shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation, as the case may be, for such Accounting Period to the Capital Accounts of the Partners in proportion to their respective Partnership Percentages.

          (b) Subject to Secs. 3.05(c) and (d), at the end of each fiscal year of the Partnership, ___% of the excess of the Net Capital Appreciation allocated to the Limited Partner's Capital Account for such fiscal year pursuant to Sec. 3.05(a) over the Management Fee debited to the Limited Partner's Capital Account for such fiscal year pursuant to Sec. 3.03, shall be reallocated to the Capital Account of the General Partner (such allocations being hereinafter referred to as "Incentive Allocations"); PROVIDED, HOWEVER, that the Net Capital Appreciation upon which the calculation of an Incentive Allocation is based shall be reduced to the extent of any unrecovered balance remaining in the Loss Recovery Account (as defined below) maintained on the books and records of the Partnership. The amount of the unrecovered balance remaining in the Loss Recovery Account at the time of calculating an Incentive Allocation shall be the amount existing immediately prior to its reduction pursuant to the second clause of the second sentence of Sec. 3.05(c).

          (c) There shall be established on the books of the Partnership for the Limited Partner a memorandum account (the "Loss Recovery Account"), the opening balance of which shall be zero. At the end of each fiscal year or at such other date during a fiscal year as the calculation of an Incentive Allocation is required to be made under this Agreement, the balance in the Loss Recovery Account shall be adjusted as follows: first, if there has been, in the aggregate, Net Capital Depreciation (as adjusted pursuant to the last sentence of this paragraph) with respect to the Limited Partner since the immediately preceding date as of which a calculation of an Incentive Allocation was made (or if no calculation has yet been made with respect to the Limited Partner, since its admission to the Partnership), an amount equal to such Net Capital Depreciation shall be debited to the Loss Recovery Account; and, second, if there has been, in the aggregate, Net Capital Appreciation (as adjusted pursuant to the last sentence of this paragraph) with respect to the Limited Partner since the immediately preceding date as of which a calculation of an Incentive Allocation was made, an amount equal to such Net Capital Appreciation, before any Incentive Allocation to the General Partner, shall be credited to and reduce any unrecovered balance in the Loss Recovery Account, but not beyond zero. Solely for purposes of this paragraph, in determining the Limited Partner's balance of the Loss Recovery Account, Net Capital Appreciation and Net Capital Depreciation for any applicable period shall be calculated by taking into account the amount of the Management Fee, if any, debited to the Limited Partner's Capital Account for such period.

          In the event that the Limited Partner withdraws all or a portion of its Capital Account, the unrecovered balance in the Loss Recovery Account, if any, shall be reduced as of the beginning of the next Accounting Period by an amount equal to the product obtained by multiplying the balance in the Loss Recovery Account by a fraction, the numerator of which is the amount of the withdrawal made by the Limited Partner as of the last day of the prior Accounting Period and the denominator of which is the balance in the Limited Partner's Capital Account on the last day of the prior Accounting Period (prior to the withdrawal made by the Limited Partner as of the last day of such Accounting Period). Additional Capital Contributions shall not affect the Loss Recovery Account.

          (d) In the event that the Partnership is terminated otherwise than at the end of a fiscal year, or the effective date of the Limited Partner's withdrawal is other than fiscal year end, then for purposes of determining the Incentive Allocation, Net Capital Appreciation shall be determined for the period from the commencement of the Partnership's fiscal year through the termination or withdrawal date, and reallocated in accordance with Secs. 3.05(a) and 3.05(b).

          (e) The calculation of the amount of any Incentive Allocation under this Sec. 3.05 shall be determined by the Administrator.

          Sec. 3.06. VALUATION OF ASSETS. The assets and liabilities of the Partnership shall be valued by the Administrator in accordance with the valuation methodology described in the Offering Materials (as defined in Sec. 9.03(d)).

          Sec. 3.07. LIABILITIES. Liabilities shall be determined in accordance with generally accepted accounting principles, applied on a consistent basis.

          Sec. 3.08. ALLOCATION FOR TAX PURPOSES. For each fiscal year, items of income, deduction, gain, loss or credit shall be allocated for income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner's Capital Account for the current and prior fiscal years (or relevant portions thereof). Allocations under this Sec. 3.09 shall be made pursuant to the principles of Section 704(c) of the Internal Revenue Code of 1986, as amended (the "Code"), and in conformity with Regulations Sections 1.704-1(b)(2)(iv)(f) and 1.704-1(b)(4)(i) promulgated thereunder, or the successor provisions to such Section and Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Partners such gains or income as shall be necessary to satisfy the "qualified income offset" requirement of Regulations Section 1.704-1(b)(2)(ii)(d).

          Sec. 3.09. DETERMINATION BY LIMITED PARTNER OF CERTAIN MATTERS. All matters concerning the valuation of Securities and other assets of the Partnership, the allocation of profits, gains and losses among the Partners, including taxes thereon, and accounting procedures not expressly provided for by the terms of this Agreement shall be determined equitably in good faith by the Limited Partner.

          Sec. 3.10. ADJUSTMENTS TO TAKE ACCOUNT OF INTERIM YEAR EVENTS. If the Code or regulations promulgated thereunder require a withholding or other adjustment to the Capital Account of a Partner or some other interim year event occurs necessitating in the General Partner's reasonable judgment an equitable adjustment, the Limited Partner shall make such adjustments in good faith in the determination and allocation among the Partners of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Partnership Percentages, Incentive Allocation, Management Fee, items of income, deduction, gain, loss, credit or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such interim year event and applicable provisions of law.

                                   ARTICLE IV

                          Withdrawals and Distributions
                                   of Capital

          Sec. 4.01. WITHDRAWALS AND DISTRIBUTIONS IN General. No Partner shall be entitled to (i) receive distributions from the Partnership, except as provided in Sec. 4.04 and Sec. 7.02; or (ii) withdraw any amount from such Partner's Capital Account except as provided in Sec. 4.02 or Article VI.

          Sec. 4.02. WITHDRAWALS.

          (a) The Limited Partner shall have the right to withdraw any amount from its Capital Account as of the end of any month upon five days prior written notice to the General Partner. Payment in full of any amount withdrawn pursuant to this Sec. 4.02(a) shall be made within 15 days following the effective date of withdrawal; PROVIDED, HOWEVER, that if the Limited Partner elects to withdraw more than 95% of its Capital Account, a Terminating Event under Sec. 7.01(a) shall be deemed to have occurred and the distribution shall be made pursuant to the provisions of Sec. 7.02.

          (b) The General Partner shall have the right to withdraw any amount in excess of its Initial Capital Contribution from its Capital Account upon seven business days' prior written notice to the Limited Partner.

          Sec. 4.03. LIMITATION ON WITHDRAWALS. The right of a Partner to withdraw an amount from such Partner's Capital Account pursuant to the provisions of Sec. 4.02 is subject to the provision for all Partnership liabilities in accordance with the Act.

          Sec. 4.04. DISTRIBUTIONS.

          (a) The General Partner shall, at the direction of the Limited Partner, make distributions in cash or in kind at any time to the Partners.

          (b) If a distribution is made in kind, immediately prior to such distribution, the Administrator shall determine equitably in good faith the fair market value of the property distributed and the Capital Accounts of the Partners shall be adjusted upwards or downwards to reflect the difference between the book value and the fair market value thereof, as if such gain or loss had been recognized upon an actual sale of such property and allocated pursuant to Sec. 3.05. Each such distribution shall reduce the Capital Account to the distributee Partner by the fair market value thereof.

          (c) The Partnership may withhold taxes from any distribution to any Partner to the extent required by the Code or any other applicable law. For purposes of this Agreement, any taxes so withheld by the Partnership with respect to any amount distributed by the Partnership to any Partner shall be deemed to be a distribution or payment to such Partner, reducing the amount otherwise distributable to such Partner pursuant to this Agreement and reducing the Capital Account of such Partner.

                                    ARTICLE V

                            Admission of New Partners

          Sec. 5.01. NEW PARTNERS. New Partners may not be admitted to the Partnership without the prior written consent of the General Partner and the Limited Partner.

                                   ARTICLE VI

                      Withdrawal, Bankruptcy or Dissolution

          Sec. 6.01. WITHDRAWAL, BANKRUPTCY OR DISSOLUTION.

          (a) The Limited Partner shall have the right to withdraw from the Partnership as of any month-end upon five days' prior written notice to the General Partner.

          (b) The General Partner may not withdraw from the Partnership.

          (c) The withdrawal, bankruptcy, insolvency or dissolution of the Limited Partner, or the bankruptcy, insolvency or dissolution of the General Partner, shall dissolve the Partnership (each, a "Terminating Event").

          Sec. 6.02. LIMITATIONS ON WITHDRAWAL OF CAPITAL ACCOUNT. The right of any withdrawn Partner or its legal representatives to have distributed the Capital Account of such Partner pursuant to this Article VI is subject to the provision for all Partnership liabilities in accordance with the Act. The unused portion of any reserve shall be distributed to such withdrawn Partner, with interest at the average (calculated weekly) per annum short term (13 week) Treasury Bill rate, when the need therefor shall have ceased.

                                   ARTICLE VII

                     Duration and Termination of Partnership

          Sec. 7.01. DURATION. The Partnership shall terminate: (i) upon the occurrence of a Terminating Event; (ii) upon written notice to such effect from the Limited Partner to the General Partner following approval of such termination by the Board of Directors of the Limited Partner or by vote of a majority of the outstanding voting securities, as defined by the 1940 Act, of the Limited Partner; (iii) upon the removal of the General Partner by the Limited Partner; (iv) on [June 30], 2000 [two years after the date of execution of this agreement] if the continuation of the effectiveness of this Agreement after such date is not approved by the Board of Directors of the Limited Partner or by vote of a majority of the outstanding voting securities, as defined by the 1940 Act, of the Limited Partner, and in either case is also approved by vote of a majority of the directors of the Limited Partner who are not "interested persons," as defined by the 1940 Act, of the Limited Partner, cast in person at a meeting called for the purpose of voting on this Agreement; (v) on [June 30], 2001 or June 30 of any year thereafter if during the annual period preceding such date the continuance of this Agreement is not approved in the manner set forth in clause (iv) of this Sec. 7.01; or (vi) upon the occurrence of any event constituting an "assignment," as defined by the 1940 Act.

          Sec. 7.02. TERMINATION. On termination of the business of the Partnership, the Partners shall, within five days after completion of a final audit of the Partnership's books and records (which shall be performed within 30 days of such termination), make distributions out of Partnership assets, in the following manner and order:

          (a) to creditors, including Partners who are creditors, to the extent otherwise permitted by law, in satisfaction of liabilities of the Partnership (whether by payment or by establishment of reserves); and

          (b) to the Partners in the proportion of their respective Capital Accounts.

          In the event that the Partnership is terminated on a date other than the last day of a fiscal year, the date of such termination shall be deemed to be the last day of a fiscal year for purposes of adjusting the Capital Accounts of the Partners pursuant to Sec. 3.05. For purposes of distributing the assets of the Partnership upon termination, the General Partner shall be entitled to a return, on a PARI PASSU basis with the Limited Partner, of the amount standing to its credit in its Capital Account and, with respect to its share of profits, based upon its Partnership Percentage.

                                  ARTICLE VIII

                        Tax Returns; Reports to Partners

          Sec. 8.01. INDEPENDENT AUDITORS. The books and records of the Partnership shall be audited by Ernst & Young LLP (or such other accounting firm as shall be designated by the Limited Partner), as of the end of each fiscal year of the Partnership.

          Sec. 8.02. FILING OF TAX RETURNS. The General Partner shall prepare and file, or cause the accountants of the Partnership to prepare and file, in consultation with and subject to approval by the Limited Partner, a Federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Partnership.

          Sec. 8.03. TAX MATTERS PARTNER. The General Partner shall be designated on the Partnership's annual Federal information tax return, and have full powers and responsibilities, as the Tax Matters Partner of the Partnership for purposes of Section 6231(a)(7) of the Code, provided that the General Partner take action as Tax Matters Partner only after consultation with, and with the approval of, the Limited Partner. In the event the Partnership shall be the subject of an income tax audit by any Federal, state or local authority, to the extent the Partnership is treated as an entity for purposes of such audit, including administrative settlement and judicial review, the Tax Matters Partner shall be authorized to act for the Partnership and each Partner, subject to the preceding sentence. All expenses incurred in connection with any such audit, investigation, settlement or review shall be borne by the Partnership.

          Sec. 8.04. REPORTS TO PARTNERS. Within 30 days after the end of each fiscal year, the Partnership shall prepare and mail to each Partner, together with the report thereon of the accountants selected pursuant to Sec. 8.01, an audited financial report setting forth as of the end of such fiscal year:

          (a) a balance sheet of the Partnership;

          (b) a statement showing the Net Capital Appreciation or Net Capital Depreciation as the case may be, for such fiscal year;

          (c) such Partner's Capital Account as of the end of such fiscal year and the manner of its calculation; and

          (d) such Partner's Capital Account and Partnership Percentage for the then current Accounting Period.

          Within 20 days after the end of each of the first three fiscal quarters of each fiscal year, or as soon thereafter as is reasonably possible, the Partnership shall prepare and mail to each Partner a report setting forth, as of the end of such fiscal quarter, the information described in subparagraphs
(a) and (b) above for such fiscal quarter.

          The Partnership will also provide or cause to be provided to the Limited Partner, by not later than the opening of each business day, a daily run, showing all portfolio positions of the Partnership as of the preceding day's close and their respective closing prices, and details of all trading activity for the preceding day (including, without limitation, purchases, sales and commissions).

          Sec. 8.05. TAX REPORTS TO PARTNERS. Within 30 days of the end of each fiscal year, the Partnership shall prepare and mail, or cause its accountants to prepare and mail, to each Partner a report setting forth in sufficient detail such information as shall enable such Partner to prepare Federal income tax returns in accordance with the laws, rules and regulations then prevailing.

                                   ARTICLE IX

                          Representations and Covenants

          Sec. 9.01. INVESTMENT ADVISER.

          (a) The General Partner represents that it is, and at all times will be, registered as an "investment adviser" under the Investment Advisers Act of 1940, as amended (the "Advisers Act"); and that neither it nor any "affiliated person" of it, as defined by Section 2(a)(3) of the 1940 Act, is subject to any disqualification which would make the General Partner unable to serve as an investment adviser to a registered investment company under Section 9 of the 1940 Act.

          (b) The General Partner has provided to the Limited Partner in writing a true and complete list of: all companies which are "affiliated persons", as such term is defined in Section 2(a)(3) of the 1940 Act, of the General Partner; all officers, partners, members and directors of the General Partner; and all individuals and companies which "control" or are controlled by or under common control with the General Partner, as such term is defined in Section 2(a)(9) of said Act.

          (c) The General Partner has delivered to the Limited Partner a true and complete copy of its Form ADV most recently filed pursuant to the Advisers Act (and all Schedules thereto).

          (d) The General Partner will deliver to the Limited Partner: true and complete copies of all documents supplementing or amending its Form ADV promptly upon the filing thereof; prompt notice of all additions, deletions and changes in the list of persons and companies identified pursuant to Sec. 9.01(b) above; and appropriate advance notice of any event which would render the representations and warranties contained in Sec. 9.01(a) above no longer true, correct and accurate.

          Sec. 9.02. INVESTMENT REPRESENTATION. The Limited Partner represents and warrants to the General Partner and the Partnership that it has acquired its interest in the Partnership for its own account, for investment only and not with a view to the distribution thereof. The Limited Partner recognizes that an investment in the Partnership is speculative and involves certain risks. The Limited Partner further represents and warrants that neither the General Partner nor the Partnership has made any guaranty upon which the Limited Partner has relied concerning the possibility or probability of profit or loss as a result of its acquisition of its interest in the Partnership. The Limited Partner recognizes that (a) interests in the Partnership have not been registered under the Securities Act of 1933, as amended (the "Securities Act"), in reliance upon an exemption from such registration, and agrees that it will not sell, offer for sale, transfer, pledge or hypothecate its interest in violation of this Agreement or the Securities Act, and (b) the restrictions on transfer may severely affect the liquidity of its investment.

          Sec. 9.03. PERFORMANCE AND OTHER DATA.

          (a) The General Partner has provided to the Limited Partner prior to the execution of this Agreement (i) information regarding the historical performance or rate of return of the GP Fund and such other pooled investment vehicles and/or managed accounts as the Limited Partner shall have requested (collectively, with the GP Fund, the "GP Accounts"), (ii) all records necessary to demonstrate the calculation of such performance or rate of return data, and
(iii) information regarding the General Partner and its Affiliates' personnel and ownership, including copies of all organizational documents, offering memoranda and the like, as the Limited Partner shall have requested.

          (b) The General Partner shall prepare and furnish to the Limited Partner (i) within five days following the request of the Limited Partner, performance or rate of return data for the GP Accounts for each monthly, quarterly and annual period ending after the date hereof, and (ii) such reports, statistical data and other information with respect to its management of the Partnership, in such form and at such intervals as the Limited Partner may reasonably request or as may be required under applicable law, including, without limitation, quarterly letters for dissemination by the Limited Partner to its investors in a usable format by the fifth business day after the end of each quarter.

          (c) The General Partner represents and warrants to the Limited Partner that the information provided and to be provided pursuant to the foregoing Secs. 9.03(a) and (b) (collectively, the "GP Information") is and will be accurate and complete and does not and will not omit to state any information required to make the information therein not misleading.

          (d) The General Partner acknowledges and agrees that, subject to applicable law, the Limited Partner may make disclosures concerning the GP Information in the Limited Partner's prospectus, other offering or marketing materials or Registration Statement on Form N-2 (collectively, the "Offering Materials"). The General Partner agrees to indemnify and hold harmless the Limited Partner and its Affiliates (each an "Indemnified Person") against any losses, claims, damages or liabilities, joint or several, under the 1940 Act or other Federal or state law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities, or actions in respect thereof, arise from or relate to the GP Information.

          (e) The Partnership shall indemnify the General Partner and its Affiliates against any and all losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorney's fees and disbursements, resulting in any way from the performance or non-performance of the General Partner's duties hereunder, except to the extent that the General Partner is not exculpated in respect of such conduct pursuant to Sec. 2.05.

          Sec. 9.04. NO ASSIGNMENT. The General Partner shall not take or permit any action which would constitute an "assignment" as defined by the 1940 Act.

          Sec. 9.05. OWNERSHIP OF RECORDS. All records required to be maintained and preserved by the Partnership, or the Limited Partner with respect to the Partnership, pursuant to the provisions, rules or regulations of the Securities and Exchange Commission (the "SEC") under Section 31(a) of the 1940 Act, shall be maintained and preserved by the General Partner on behalf of the Partnership and the Limited Partner, and shall be the property of the Partnership or the Limited Partner, as the case may be; PROVIDED, that the General Partner may make and retain copies of any such records at its own expense. All such records maintained and preserved by the General Partner shall be maintained and preserved in an appropriate office of the General Partner or, in accordance with the requirements of the Advisers Act, in an easily accessible place.

          Sec. 9.06. REPORTS TO LIMITED PARTNER. The Partnership shall promptly furnish or otherwise make available to the Limited Partner such copies of the Partnership's financial statements, reports and other information relating to the Partnership's business and affairs as the Limited Partner may reasonably request, at any time or from time to time.

          Sec. 9.07. ACCESS AND ADDITIONAL INFORMATION.

          (a) The General Partner will notify the Limited Partner promptly of any changes in the condition, business, operations or prospects, financial or otherwise, of the General Partner or its Affiliates which may adversely affect the performance of its obligations under this Agreement.

          (b) The General Partner shall permit the Limited Partner and its representatives to inspect and visit the facilities and offices of the General Partner at such reasonable times and on such reasonable notice as the Limited Partner shall request.

          (c) The General Partner will promptly notify the Limited Partner if any investigation, action, suit proceeding before or by any court or governmental agency or body, domestic or foreign, against or affecting the General Partner or its affiliates is instituted or threatened. The General Partner will promptly notify the Limited Partner of the receipt by the General Partner or its affiliates of any communication from the SEC or any securities commissioner or regulatory authority in any other jurisdiction concerning the Partnership.

                                    ARTICLE X

                                  Miscellaneous

          Sec. 10.01. GENERAL. This Agreement: (i) shall be binding on the executors, administrators, estates, heirs, and legal successors and representatives of the Partners; and (ii) may be executed, through the use of separate signature pages or supplemental agreements, in any number of counterparts with the same effect as if the parties executing such counterparts had all executed one counterpart; PROVIDED, HOWEVER, that the counterparts, in the aggregate, shall have been signed by all of the Partners.

          Sec. 10.02. AMENDMENTS TO PARTNERSHIP AGREEMENT. The terms and provisions of this Agreement may be modified or amended, at any time and from time to time, only with the written consent of all Partners, insofar as is consistent with the laws governing this Agreement.

          Sec. 10.03. CHOICE OF LAW. Notwithstanding the place where this Agreement may be executed, the Partners expressly agree that all the terms and provisions hereof shall be construed under the laws of the State of Delaware and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement. Sec.
10.04. ADJUSTMENT OF BASIS OF PARTNERSHIP PROPERTY. In the event of a distribution of Partnership property to a Partner or an assignment or other transfer of all or part of the interest of the Limited Partner in the Partnership, at the request of the Limited Partner, the General Partner shall cause the Partnership to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership property as provided by Sections 734 and 743 of the Code.

          Sec. 10.05. NOTICES. Each notice relating to this Agreement shall be in writing and delivered in person or by registered or certified mail. All notices to the Partnership shall be addressed to its principal office and place of business. All notices addressed to a Partner shall be addressed to such Partner at the address set forth in the Schedule. A Partner may designate a new address by notice to that effect given to the Partnership. Unless otherwise specifically provided in this Agreement, a notice shall be deemed to have been effectively given when mailed by registered or certified mail to the proper address or delivered in person.

          Sec. 10.06. GOODWILL. No value shall be placed on the name or goodwill of the Partnership, which shall belong exclusively to the Limited Partner.

          Sec. 10.07. HEADINGS. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only, and are not to be considered in construing the terms and provisions of this Agreement.

          Sec. 10.08. PRONOUNS. All pronouns shall be deemed to refer to the masculine, feminine, neuter, singular or plural, as the identity of the person or persons, firm or corporation may require in the context thereof.

          IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.


GENERAL PARTNER:                           LIMITED PARTNER:

----------------------                     -------------------------

By: _____________________                  By:  _____________________
     Name:                                       Name:
     Title:                                      Title:


Initial Capital Contribution:              Initial Capital Contribution:

$---------------------                     $---------------------